                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                LNB BANCORP, INC.
             (Exact Name of Registrant as specified in its Charter)

         OHIO                                            34-1406303
(State of Incorporation)                       (IRS Employer Identification No.)

                                  457 BROADWAY
                               LORAIN, OHIO 44052
          (Address of principal executive offices, including zip code)

                 MARCH 11, 1999 GARY C. SMITH OPTION AGREEMENT;
               FEBRUARY 13, 2000 KEVIN W. NELSON OPTION AGREEMENT;
              DECEMBER 15, 2000 GARY C. SMITH OPTION AGREEMENT; AND
                DECEMBER 14, 2001 GARY C. SMITH OPTION AGREEMENT
                            (Full Title of the Plan)

                               MR. TERRY M. WHITE
    EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY
                                LNB BANCORP, INC.
                                  457 BROADWAY
                               LORAIN, OHIO 44052

                     (Name and address of agent for service)

                                   COPIES TO:
                             EDWIN L. HERBERT, ESQ.
                               WERNER & BLANK, LLC
                            7205 WEST CENTRAL AVENUE
                               TOLEDO, OHIO 43617
                                 (419) 841-8051

                                   CALCULATION OF REGISTRATION FEE
                                                     Proposed Maximum      Proposed Maximum          Amount of
      Title of Securities         Amount to be        Offering Price      Aggregate Offering       Registration
       to be Registered          Registered(1)(2)      per Share(3)            Price(3)                 Fee
      -------------------        ----------------    ----------------     ------------------       ------------
Common Shares, $1  par value          50,960              $16.70               $850,000              $108.00

(1) Includes 15,918 Common Shares under the March 11, 1999 Gary C. Smith Option Agreement, 11,939 Common Shares under the February 13, 2000 Kevin W. Nelson Option Agreement, 7,803 Common Shares under the December 15, 2000 Gary C. Smith Option Agreement, and 15,300 Common Shares under the December 14, 2001 Gary C. Smith Option Agreement.

(2) Includes associated rights (the "Rights") to purchase Series A Voting Preferred Shares. Until the occurrence of certain prescribed events, none of which have occurred, the Rights are not exercisable, are evidenced by the certificates representing the Common Shares, and will be transferred along with, and only with, the Common Shares. In addition, pursuant to Rule 416(a) and (b) under the Securities Act of 1933, this Registration Statement is also intended to cover such number of additional Company Common Shares and associated Rights as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this registration statement.

(3) This figure is provided solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(h) using the weighted average of the exercise prices for the common shares of LNB Bancorp, Inc. (the "Company" or "Registrant") being registered hereunder.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed or to be filed by the Company with the Commission are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed March 15, 2004.

     (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

     (c) The description of the Common Shares of the Company contained in the Company's registration statement on Form 8-A dated February 12, 1985, and updated in the Company's Current Report on Form 8-K filed on January 4, 2001, and the description of the Company's Preferred Share Purchase Rights contained in the Company's registration statement on Form 8-A filed on November 6, 2000.

     (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4. DESCRIPTION OF SECURITIES

              Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

              Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Section 1701.13(E)(4) provides various methods by which a corporation may determine whether an individual or individuals have met the requisite standard of conduct. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not satisfy the requisite standard of conduct.

              Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. Again,
Section 1701.13(E)(4) provides the methods by which the Company may determine whether an individual or individuals have met the requisite standard of conduct for indemnification under this section.

              Section 1701.13(E)(3) requires indemnification for expenses, including attorneys fees, to the extent that any director, trustee, officer, employee, member, manager or agent has been successful on the merits or otherwise in the defense of action or proceeding described under Sections (E)(1) and (E)(2). Additionally, Section 1701.13(E)(5) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

              Section 1701.13(E)(6) provides that the indemnification provided under Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Registrant. Furthermore, Section 1701.13(E)(7) authorizes a corporation to purchase and maintain insurance, or furnish similar protection, on behalf of any person who is or was a director, officer, employee, or agent of the corporation against any liability asserted against the individual and incurred by the individual in such capacity whether or not the corporation would have the power to indemnify the individual against liability under Section 1701.13(E).

              The directors and officers of the Company may also be indemnified by the Company pursuant to Article VI of the Company's Amended Code of Regulations which provides as follows:

Section 1. Definitions.

         For purposes of this Article, the following words and phrases shall have the meanings designated below:

         a. "Claim" means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

         b. "Indemnified Individual" means, subject to Section 8 of this Article, such of the following as the Board may determine (by a majority vote of a quorum of disinterested Directors): all past, present and future Shareholders, Directors, Officers, employees and other agents of the Corporation acting in any capacity at the request of or on behalf of the Corporation; and

         c. "Liabilities" means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys' fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.

Section 2. Indemnification for Third-Party Claims.

         To the fullest extent authorized or permitted by law, the Shareholders hereby determine that the Corporation shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of the Corporation), under which the Indemnified Individual is a party or participant because of actions or omissions of the Corporation or of the Indemnified Individual or of any Shareholder, Director, Officer, employee, agent or other Person acting in any capacity at the request of or on behalf of the Corporation, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual's conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested Directors) the Corporation shall not indemnify or save harmless an Indemnified Individual for such Person's willful misconduct.

Section 3. Indemnification for Claims by or in the Right of the Corporation.

         To the fullest extent authorized or permitted by law, the Shareholders hereby determine that the Corporation shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of the Corporation, under which the Indemnified Individual is a party or participant because of actions or omissions of the Corporation or of the Indemnified Individual or of any Shareholder, Director, Officer, employee, agent or other Person acting in any capacity at the request of or on behalf of the Corporation, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of the Corporation; provided, however, that the Corporation shall not indemnify or save harmless an Indemnified Individual for (i) such Person's adjudicated negligence or misconduct in the performance of the Indemnified Individual's duty to the Corporation, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.

Section 4. Release from Liability and Contribution.

         To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to the Corporation or to any other Person and no Claim shall be maintained against any Indemnified Individual by the Corporation (or, for the Corporation's benefit, by any other Shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested Directors) of such Indemnified Individual in any capacity at the request of or on behalf of the Corporation; provided, however, that an Indemnified Individual shall be liable to the Corporation for the Indemnified Individual's willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested Directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by the Corporation or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested Directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of the Corporation; provided, however, that an indemnified Individual shall be liable to the Corporation and to any other Indemnified Individual for the Indemnified Individual's willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested Directors.

Section 5. Subrogation.

         To the extent of any payment by the Corporation under this Article, the
Corporation: (i) shall be subrogated to all the Indemnified Individual's rights of recovery from any other Person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by the Corporation to implement the Corporation's right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.

Section 6. Insurance and Similar Protection.

         Whether or not the indemnification, release and other provisions of
Section 2, Section 3 or Section 4 of this Article apply, the Corporation may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual's duties for the Corporation or from such Indemnified Individual's capacity as an agent or representative of the Corporation.

Section 7. Other Rights.

         The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by the Articles of Incorporation, Regulations or any bylaws; (c) by any agreement; (d) by the vote of Shareholders or Directors; or (e) otherwise.

Section 8. Conditions and Limitations.

         a. As a condition precedent to the indemnification, release and/or performance of any other obligation of the Corporation under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of the Corporation of any actual or potential Claim; and (2) authorize and permit the Corporation, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit the Corporation to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with the Corporation and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.

         b. At the Corporation's option, the Corporation's obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of the Corporation, upon termination of the Indemnified Individual's employment with the Corporation, or (ii) if the Indemnified Individual is a Director or Officer, upon removal of such Director or Officer for cause (as determined by the Board) in accordance with these Regulations.

         Registrant carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

         Number   Exhibit

          4.1*    Second Amended Articles of Incorporation of LNB Bancorp, Inc.

          4.2**   Amended Code of Regulations of LNB Bancorp, Inc.

          5 Opinion of Werner & Blank, LLC as to the legality of the securities

          23.1    Consent of Werner & Blank, LLC (contained in Exhibit 5)

          23.2    Consent of KPMG LLP

          24      Power of Attorney

  * Incorporated by reference to the Company's filing on Form 10-Q on November 14, 2000.

  ** Incorporated by reference to the Company's filing on Form 8-K on January 4,2001.

ITEM 9.  UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lorain, State of Ohio, on May 11, 2004.


                                               LNB BANCORP, INC.

                                          By: /s/ Terry M. White
                                              ----------------------------------
                                               Terry M. White
                                               Executive Vice President,
                                               Chief Financial Officer and
                                               Corporate Secretary
                                               (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                                                 TITLE                                      DATE
    ---------                                                 -----                                      ----
/s/  James F. Kidd                                           President,                                5/11/2004
----------------------------------                Chief Executive Officer and Director
James F. Kidd                                          (Principal Executive Officer)


/s/  Terry M. White                                   Executive Vice President and                     5/11/2004
----------------------------------                       Chief Financial Officer
Terry M. White                                        (Principal Financial Officer)


/s/  Mitchell J. Fallis                        Vice President and Chief Accounting Officer             5/11/2004
----------------------------------                   (Principal Accounting Officer)
Mitchell J. Fallis

Directors*
Daniel P. Batista
Robert M. Campana
Terry D. Goode
James R. Herrick
David M. Koethe
Benjamin G. Norton
Stanley G. Pijor
Jeffrey F. Riddell
Eugene M. Sofranko

* For each of the above directors pursuant to power of attorney filed with this Registration Statement.

By: /s/ Terry M. White                                           May 11, 2004
    ------------------------------
    Terry M. White
   (pursuant to power of attorney)

                                  EXHIBIT INDEX


   EXHIBIT NUMBER                    EXHIBIT DESCRIPTION
   --------------                    -------------------
       4.1*         Second Amended Articles of Incorporation of LNB Bancorp, Inc.
       4.2**        Amended Code of Regulations of LNB Bancorp, Inc.
       5            Opinion of Werner & Blank, LLC as to the legality of the securities
      23.1          Consent of Werner & Blank, LLC (contained in Exhibit 5)
      23.2          Consent of KPMG LLP
      24            Power of Attorney

* Incorporated by reference to the Company's filing on Form 10-Q on November 14, 2000.

** Incorporated by reference to the Company's filing on Form 8-K on January 4, 2001.